UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

 December 5, 2007

IMMTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14907	39-1523370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North End Avenue
New York, New York 10282
(Address of Principal Executive Offices, including Zip Code)

(212) 791-2911
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On December 5, 2007, Immtech Pharmaceuticals, Inc. (the “Company”) entered into a licensing agreement (the “Agreement”) with BioAlliance Pharma SA (“BioAlliance”).  Under the terms of the Agreement, the Company granted BioAlliance and its affiliates an exclusive license to commercialize the Company’s oral drug, pafuramidine maleate (pafuramidine), in Europe for the treatment of pneumocystis pneumonia (PCP) in AIDS patients and for the treatment of Human African trypanosomiasis, also known as African sleeping sickness.  Pafuramidine is currently in Phase III clinical trials for these two indications.  The Company also granted BioAlliance an option to commercialize pafuramidine in Europe for the prevention and treatment of malaria in travelers.

Pursuant to the Agreement, the Company has received an initial payment of $3.0 million from BioAlliance and will receive an additional $13.0 million upon achieving certain regulatory and pricing milestones.  In addition, the Company will receive $10.0 million upon achieving certain sales milestones and will also receive double-digit royalties based on sales.  If BioAlliance exercises its option to commercialize pafuramidine for the prevention and treatment of malaria in travelers in Europe, it will contribute to the Company’s clinical development costs for such use and would also make additional regulatory, pricing, and sales milestone payments to the Company as well as royalty payments based on sales.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2007, which the Company intends to file in February 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2007	Immtech Pharmaceuticals, Inc.
/s/ Eric L. Sorkin
Eric L. Sorkin Chairman, Chief Executive Officer and President